Exhibit 99.1

National Bank Holdings Corporation Announces Third Quarter 2015 Financial Results

Greenwood Village, Colorado - (PR Newswire) – National Bank Holdings Corporation (NYSE: NBHC) reported net income of $1.6 million, or $0.05 per diluted share, for the third quarter of 2015, compared to a net loss of $1.3 million, or $0.04 per diluted share, during the second quarter of 2015, and net income of $3.3 million, or $0.08 per diluted share, during the third quarter of 2014.

In announcing these results, Chief Executive Officer Tim Laney said, “We delivered another quarter of strong loan production with originations totaling $253.7 million, progressing towards our goal of $1 billion in annual originations. We also continued our success in growing average demand deposits which grew 12.3% annualized in the quarter, before the addition of Pine River Bank Corporation (“Pine River”), reflecting the continued relationship building efforts being executed by our experienced team of bankers.”

Mr. Laney added, “We remained very active in repurchasing our shares during the third quarter with the execution of a $100.0 million tender offer resulting in the repurchase of approximately 4.7 million shares. Since early 2013, we have repurchased 42.3% of our shares outstanding, at a weighted average price of $19.88. We will continue to opportunistically manage our capital through a variety of means, including supporting organic growth, mergers and acquisitions, additional share repurchases, and dividends.”

Brian Lilly, Chief Financial Officer, added, “We continue to evaluate the progress of building our company by analyzing the financial results that are expected to emerge over time. We do this by excluding the impact of the non-cash FDIC indemnification asset amortization, FDIC loss-share income/expense, the large expense/income related to the workout of acquired OREO and problem loans, the impacts of the change in the warrant liability, banking center closure expense accruals, bargain purchase gain and one-time expenses from the acquisition of Pine River, and our core system conversion-related expenses, which can be seen in our non-GAAP reconciliation starting on page 16. These items negatively impacted the third quarter by a net $0.12 per diluted share. The net impact of these items may fluctuate on a quarterly basis, but is expected to decrease over time in connection with the expiration of the FDIC loss-sharing agreements over the next 15 months and the decreasing problem asset workout expenses. The additional $0.12 per diluted share would have resulted in an adjusted net income per diluted share of $0.17 for the third quarter of 2015 compared to an adjusted $0.16 for the second quarter of 2015. The adjusted return on average tangible assets was 0.52% during the third quarter. We feel that this analysis provides better clarity to the emerging profitability and the progress toward reaching our goal of 1% return on average tangible assets.”

Third Quarter 2015 Highlights

(All comparisons refer to the second quarter of 2015, except as noted)

•	Total loans grew $194.6 million driven by $253.7 million of originations and the acquisition of Pine River. Excluding Pine River, total loans grew $131.7 million, or 22.4% annualized.
•	Annualized non 310-30 net charge-offs were only 0.02% of average non 310-30 loans. Non-performing loans increased $13.6 million and resulted in a non-performing loan to total loans ratio of 1.14%.
•	Successfully exited $13.1 million, or 33.1% annualized, of the remaining non-strategic loan portfolio.
•	Added a net $0.8 million to accretable yield for the acquired loans accounted for under ASC 310-30.
•

Average transaction deposits increased $43.7 million or 7.0% annualized, excluding $66.3 million from Pine River. The strong transaction deposit growth coupled with lower time deposits resulted in a two basis point lowering of the cost of deposits.

•	Net interest income totaled $38.7 million, a $0.2 million decrease from the prior quarter. The quarterly decrease was primarily driven by lower levels of higher-yielding purchased loans.
•	FDIC loss-share related non-interest income totaled a negative $5.8 million, primarily related to non-cash amortization of the FDIC indemnification asset.
•	Banking fee income totaled $6.8 million, a $0.4 million or 22.6% annualized increase from the prior quarter.
•	Non-interest expense totaled $38.7 million, decreasing $1.7 million or 4.2% from the prior quarter.
•	Repurchased 4.8 million shares during the third quarter, or 13.6% of outstanding shares. Since early 2013, 22.1 million shares have been repurchased, or 42.3% of then outstanding shares.
•	At September 30, 2015, tangible common book value per share was $18.31 before consideration of the excess accretable yield value of $1.11 per share.
•

Completed the acquisition of Pine River on August 1, 2015 for $9.5 million cash. The acquisition resulted in a $1.0 million bargain purchase gain. Assets and liabilities recorded at fair value included cash and investments of $64.2 million; loans of $64.3 million; and deposits of $130.1 million.

Third Quarter 2015 Results

(All comparisons refer to the second quarter of 2015, except as noted)

Net Interest Income

Net interest income totaled $38.7 million, a $0.2 million decrease, largely due to lower levels of higher-yielding purchased loans, which offset the benefits of total loan growth and the addition of Pine River. Average interest earning assets totaled $4.4 billion and decreased $0.1 billion primarily due to the $102.0 million share repurchase during the quarter. The fully taxable equivalent net interest margin widened by 1 basis point to 3.54% during the third quarter from 3.53%.

Loans

Total loans ended the quarter at $2.5 billion, increasing $194.6 million, driven by the organic growth of $130.3 million on the strength of loan originations and $64.3 million from the Pine River acquisition. Excluding Pine River, total loans increased $131.7 million, or 22.4% annualized. Loan originations totaled $253.7 million, a decrease of $17.7 million, or 6.5%, from the prior quarter but increased $50.4 million or 24.8% from the third quarter of 2014. Strategic loans totaled $2.4 billion at September 30, 2015 and grew $207.7 million during the quarter, or 37.9% annualized. Included in strategic loans outstanding are $2.1 billion in originated balances, which increased $172.3 million, or 36.0% annualized, over the prior quarter. Consistent with the strategy of exiting the non-strategic loan portfolio, balances of non-strategic relationships totaled $143.3 million at September 30, 2015, decreasing $13.1 million during the quarter, or 33.1% annualized. Strategic loans include all originated loans in addition to those acquired loans inside our operating markets that meet our credit risk profile. Identification as strategic for acquired loans was made at the time of acquisition. Criteria utilized in the designation of an acquired loan as “strategic” include (a) geography, (b) total relationship with borrower and (c) credit metrics commensurate with our underwriting standards.

Energy sector loan balances totaled $147.5 million at September 30, 2015, representing 5.8% of total loans and 3.4% of earning assets and increased from $144.2 million, or 2.3% from prior quarter. Existing clients reduced borrowings $6.8 million or 4.7%, while the Bank originated a new relationship with a strong company in the midstream sector. Of the $147.5 million energy sector loans, $116.0 million or 78.7% related to the midstream and E&P sectors and $31.5 million or 21.3% related to energy services.

Asset Quality and Provision for Loan Losses

Purchased loans accounted for under 310-30 totaled $220.9 million at September 30, 2015 and decreased $20.4 million during the third quarter, an annualized decrease of 33.5%, reflecting workout efforts on these purchased loans. The quarterly fair value re-measurement on the 310-30 loans resulted in a favorable net transfer of $0.8 million from non-accretable difference to accretable yield, which will be recognized over the lives of the 310-30 pools, as well as a $0.1 million impairment on several small loan pools. This increased the life-to-date economic benefit of the accretable yield transfers net of impairments on 310-30 loans to $201.1 million.

Non 310-30 loans totaled $2.3 billion and represented 91.2% of total loans at September 30, 2015. These loans are comprised of originated loans of $2.1 billion and acquired loans not accounted for under 310-30 of $228.7 million. Net charge-offs within the non 310-30 portfolio remained low at 0.02% annualized. Non-performing non 310-30 loans (comprised of non-accrual loans and non-accrual troubled debt restructurings) represented 1.24% of total non 310-30 loans, compared to 0.72% at June 30, 2015. The increase was primarily due to one energy services loan and one commercial loan totaling $13.6 million in outstandings that moved to non-accrual in the quarter. A provision for loan losses on the non 310-30 portfolio of $3.6 million was recorded during the third quarter of 2015, which was $1.7 million higher than the prior quarter and brought the allowance for loan losses on non 310-30 loans to 1.0% before consideration of $6.0 million of remaining purchase accounting discounts. The increase in provision was driven by loan growth and specific reserves for the previously mentioned non-accrual loans.

The energy services portfolio totaled $31.5 million or 1.4% of non 310-30 loans, down 29.6% from December 31, 2014, and includes $12.1 million of non-accrual credits with a specific allowance as of September 30, 2015 of $1.0 million.

OREO ended the quarter at $19.0 million, decreasing $1.3 million. Gains on sales of OREO were $0.2 million during the third quarter compared to $0.6 million in the previous quarter. Of the $19.0 million of OREO at September 30, 2015, $11.4 million, or 60.0%, were covered by loss-sharing agreements with the FDIC.

Deposits

Transaction deposits (defined as total deposits less time deposits) and client repurchase agreements averaged $2.8 billion during the third quarter, increasing $53.0 million, or 7.7% annualized. Total average deposits and average client repurchase agreements remained consistent in the third quarter at $4.0 billion, as the reduction in a temporary client repurchase agreement was offset by the addition of Pine River.  Average total demand deposits, excluding the addition of Pine River, increased $23.6 million, or 12.3% annualized, during the third quarter, primarily driven by our continued relationship building efforts being executed by our experienced team of bankers. Higher-cost average time deposits, excluding the effect of Pine River, declined $48.6 million or 14.9% annualized. The average cost of total deposits decreased two basis points to 0.35% compared to the prior quarter, benefiting from the growth in the lower cost deposit categories and a decrease in higher-cost time deposits. The balance sheet continues to be strongly funded by client deposits and client repurchase agreements and at September 30, 2015 these client funds comprised 97.1% of total liabilities.

Non-Interest Income

Banking related non-interest income (excludes FDIC-related non-interest income, bargain purchase gain, gain on previously charged-off acquired loans and OREO related income) totaled $8.3 million during the third quarter of 2015, a decrease of $0.4 million or 4.4%. Service charges and bank card fees increased $0.4 million or 5.7%, and gain on sale of mortgages increased $0.1 million or 15.0% during the third quarter. These increases were offset by a linked quarter decrease in mark-to-market adjustments of $0.9 million related to fair value interest rate swaps on fixed-rate term loans. The third quarter also included a $1.0 million bargain purchase gain from the acquisition of Pine River.

FDIC loss-share related non-interest income totaled a negative $5.8 million for the third quarter compared to a negative $6.1 million during the prior quarter. The increase was driven by a $1.5 million decrease in FDIC indemnification asset amortization partially offset by $1.1 million lower FDIC expense reimbursements. As of September 30, 2015, the FDIC indemnification asset was $18.2 million.

“We continue to have success in our workout efforts regarding our purchased troubled loan portfolio and related OREO assets," said Brian Lilly. "While this means higher returns on the covered loans, it also means we have to share the gains with the FDIC and as a result, we have lower expected reimbursements from the FDIC. This translates into additional non-cash write-downs of the FDIC indemnification asset receivable. In the third quarter, we wrote-down this receivable $5.8 million, or $0.11 per diluted share. While we expect that the FDIC loss-share related non-interest income will continue to fluctuate and be a reflection of our workout efforts, our current expectation is that the non-cash write-down of the FDIC indemnification asset receivable will be approximately $5.0 million, or $0.09 per diluted share, for the remainder of 2015. We continue to discuss with the FDIC a potential early termination of the loss sharing agreements.”

Non-Interest Expense

Total non-interest expense was $38.7 million during the third quarter of 2015, decreasing $1.7 million. The decrease was driven by $0.7 million in lower salaries and benefits expenses due to lower health care costs realized from our self-insured health plan coupled with lower incentive accruals. OREO and problem loan expenses totaled $1.6 million and increased $0.5 million from the prior quarter. The increase was primarily due to higher problem loan expenses of $0.4 million. OREO and problem loan expenses are expected to continue to fluctuate quarterly as the acquired problem asset portfolio is resolved. Warrant liability fair value adjustments totaled $0.5 million during the third quarter, decreasing $1.0 million from prior quarter due to the change in our share price. The second quarter included $1.1 million of banking center closure related expenses, while the third quarter included one-time costs of $1.2 million from the core system conversion-related expenses and Pine River acquisition-related costs.

Operating expenses totaled $36.4 million and decreased $1.1 million due to lower salaries and benefits. Operating expenses exclude OREO expenses, problem loan expense, the impact from the change in the warrant liability, core system conversion-related expenses, acquisition-related one-time expenses, and banking center closure expense accruals.

Income tax benefit totaled $1.6 million during the third quarter due to quarterly tax-exempt income of $2.7 million as well as the non-taxable Pine River $1.0 million bargain purchase gain and $0.5 million warrant fair value adjustment which reduced our quarterly tax liability.

Capital

Capital ratios continue to be strong and well in excess of federal bank regulatory agency “well capitalized” thresholds.  Shareholders’ equity totaled $621.2 million at September 30, 2015 and decreased $97.1 million from the prior quarter. The decrease was due to the repurchase of 4.8 million shares for $102.0 million, offset by a $4.3 million increase in accumulated other comprehensive income, net of tax, which was driven by the fair market value fluctuations of the available-for-sale investment securities portfolio. The shares repurchased represented a 13.6% reduction in shares outstanding during the quarter, which brings the cumulative shares repurchased since early 2013 to 42.3% of the shares then outstanding.

Tangible common book value per share at September 30, 2015 was $18.31, compared to $18.58 at June 30, 2015, and the tangible common equity to tangible assets ratio decreased to 11.76% at September 30, 2015 from 13.83% at June 30, 2015. Decreases in these ratios were primarily driven by shares repurchased during the quarter. The leverage ratio at September 30, 2015 for the consolidated company and the Bank was 11.50% and 10.87%, respectively.

A common convention in the industry is to add the value of the accretable yield to the tangible book value per share.  The value of the September 30, 2015 accretable yield balance on the 310-30 loans of $93.0 million would add $1.87 after-tax to the tangible book value per share. A more conservative methodology, that management uses, values the excess yield and then considers the timing of the accreted interest income recognition. Under this more conservative methodology, we first net the accretable yield on 310-30 loans and the amortization of the FDIC indemnification asset and then calculate the excess above a 4.0% yield (an approximate yield on new loan originations), and finally discount the amounts at 5%. The result would add $1.11 after-tax to our tangible book value per share as of September 30, 2015.

Year-Over-Year Review

(All comparisons refer to the first nine months of 2014)

Net income for the first nine months of 2015 was $1.5 million, or $0.04 per diluted share, compared to net income of $6.9 million for the first nine months of 2014, or $0.16 per diluted share. Net interest income totaled $117.0 million and decreased $10.7 million, or 8.4%, from the first nine months of 2014, largely due to lower levels of higher-yielding purchased loans. Average interest earning assets remained relatively stable as increases in the originated loan portfolio offset a reduction in the investment portfolio and non-strategic purchased loans. The continued resolution of the higher-yielding acquired non-strategic loan portfolio led to a 29 basis point narrowing of the fully taxable equivalent net interest margin to 3.55% from 3.84%.

Loan balances as of September 30, 2015 totaled $2.5 billion and increased $351.8 million, or 16.2%, since September 30, 2014. Strategic loans increased $459.6 million since September 30, 2014, a 23.9% increase, on the strength of $911.0 million in loan originations between the two periods. The strong loan originations were the result of continued market penetration and the success of specialty lending groups. Non-strategic loans declined $107.8 million from a year ago, a 42.9% decrease, as a result of the continued workout progress on exiting acquired problem loans.

Average transaction deposits and client repurchase agreements totaled $2.7 billion during the first nine months of 2015 and increased $229.9 million, or 9.2% from the same period in 2014, and were led by a $122.0 million increase in average client repurchase agreements and a $76.2 million, or 11.0%, increase in average demand deposits as a result of our strategic focus on relationship banking. Total deposits and client repurchase agreements averaged $4.0 billion during the first nine months of 2015, increasing $93.5 million, or 2.4%, from the first nine months of the prior year. The increase was due to the aforementioned increases in client repurchase agreements and demand deposits, offset by lower time deposits of $136.4 million. The mix of transaction deposits to total deposits improved to 67.6% at September 30, 2015 from 63.2% at September 30, 2014. Additionally, the cost of total deposits improved to 0.36% for the first nine months of 2015 versus 0.37% for the first nine months of 2014.

Provision for loan losses expense was $7.0 million compared to $4.9 million during the first nine months of 2014, an increase of $2.1 million as a result of increased loan originations and specific reserves for non-accrual loans. The non 310-30 allowance was 1.00% of total non 310-30 loans compared to 0.85% in the prior year. Net charge-offs on non 310-30 loans remained low at only 0.05% during the first nine months of 2015 compared to 0.06% during the same period of 2014.

Non-interest income totaled $6.0 million for the first nine months of 2015 compared to $3.4 million during the same period of 2014, increasing $2.6 million primarily related to the change in FDIC-related non-interest income. Banking related non-interest income of $24.4 million during the first nine months of 2015 was up $2.1 million, or 9.2%, compared to the same period last year as a result of increases in bank card fees, gain on sale of mortgages and other non-interest income primarily due to bank-owned life insurance income. FDIC-related non-interest income totaled a negative $20.4 million and increased $2.0 million as income from FDIC expense billings more than offset the increased FDIC indemnification asset amortization. The first nine months of 2015 included a $1.0 million bargain purchase gain from the acquisition of Pine River.

Non-interest expense totaled $115.8 million compared to $116.9 million, a decrease of $1.1 million, or 0.9%. Operating expenses decreased $2.7 million, or 2.4%, during the first nine months compared to prior year as a result of management expense initiatives, led by lower health care costs, data processing and telecommunications expenses and insurance costs. OREO and problem loan expenses declined $3.6 million and were driven by $3.2 million less OREO expenses. Expense from the change in the fair value of the warrant liability increased $2.4 million during the first nine months of 2015 compared to the first nine months of 2014 due to fluctuations of our share price. Core system conversion and acquisition-related expenses totaled $1.8 million during the first nine months of 2015. Banking center closure expense accruals totaled $1.1 million in the first nine months of 2015 due to fair value impairment charges on banking centers classified as held-for-sale.

Other

On October 19, 2015, the Company announced the termination of the operating agreement between the Bank, and its primary regulator, the Office of the Comptroller of the Currency. The operating agreement was entered into in December 2010 as part of the Bank’s approval to operate as a de novo bank. The agreement required the Bank to maintain certain capital levels, placed restrictions on its ability to pay dividends and limited its ability to make certain other business decisions.

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “operating expenses,” “tangible assets,” “return on average tangible assets,” “return on average tangible common equity,” “tangible common book value,” “tangible common book value per share,” “tangible common equity,” "tangible common equity to tangible assets," "fully taxable equivalent" metrics, "adjusted net income," "adjusted basic earnings per share," "adjusted diluted earnings per share," and "adjusted return on average tangible assets," are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP).  We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. In particular, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality customer service and committed to shareholder results. National Bank Holdings Corporation operates a network of 97 banking centers located in Colorado, the greater Kansas City region and Texas. Through the Company’s subsidiary, NBH Bank, N.A., it operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado and Hillcrest Bank in Texas. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain words such as “anticipate,” “believe,” “can,” “would,” “should,” “could,” “may,” “predict,” “seek,” “potential,” “will,” “estimate,” “target,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “intend” or similar expressions that relate to the Company’s strategy, plans or intentions. Forward-looking statements involve certain important risks, uncertainties and other factors, any of which could cause actual results to differ materially from those in such statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Form 10-K filed with the Securities and Exchange Commission (SEC), other risks and uncertainties listed from time to time in our reports and documents filed with the SEC, and the following additional factors: ability to execute our business strategy; business and economic conditions; economic, market, operational, liquidity, credit and interest rate risks associated with the Company’s business; effects of any changes in trade, monetary and fiscal policies and laws; changes imposed by regulatory agencies to increase capital standards; effects of inflation, as well as, interest rate, securities market and monetary supply fluctuations; changes in consumer spending, borrowings and savings habits; the Company’s ability to identify potential candidates for, consummate, integrate and realize operating efficiencies from, acquisitions; the Company's ability to successfully convert core operating systems, at the estimated cost, without significant business interruption and to realize the anticipated benefits; the Company’s ability to achieve organic loan and deposit growth and the composition of such growth; changes in sources and uses of funds; increased competition in the financial services industry; the effect of changes in accounting policies and practices; the share price of the Company’s stock; the Company's ability to realize deferred tax assets or the need for a valuation allowance; continued consolidation in the financial services industry; ability to maintain or increase market share and control expenses; costs and effects of changes in laws and regulations and of other legal and regulatory developments; technological changes; the timely development and acceptance of new products and services; the Company’s continued ability to attract and maintain qualified personnel; ability to implement and/or improve operational management and other internal risk controls and processes and reporting system and procedures; regulatory limitations on dividends from the Company's bank subsidiary; changes in estimates of future loan reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; widespread natural and other disasters, dislocations, political instability, acts of war or terrorist activities, cyberattacks or international hostilities; impact of reputational risk; and success at managing the risks involved in the foregoing items. The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact:

Analysts/Institutional Investors: Brian Lilly, Chief Financial Officer; Chief of M&A and Strategy, (720) 529-3315, ir@nationalbankholdings.com

Media: Whitney Bartelli, Chief Marketing Officer, (816) 298-2203, media@nbhbank.com

NATIONAL BANK HOLDINGS CORPORATION

FINANCIAL SUMMARY

Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except share and per share data)

	For the three months ended			For the nine months ended
	September 30,	June 30,	September 30	September 30,	September 30,
	2015	2015	2014	2015	2014
Total interest and dividend income	$42,311	$42,517	$45,492	$127,915	$138,382
Total interest expense	3,629	3,662	3,597	10,899	10,717
Net interest income before provision for loan losses	38,682	38,855	41,895	117,016	127,665
Provision for loan losses on 310-30 loans	110	8	(191)	168	(335)
Provision for loan losses on non 310-30 loans	3,600	1,850	1,706	6,853	5,279
Net interest income after provision for loan losses	34,972	36,997	40,380	109,995	122,721
Non-interest income:
FDIC indemnification asset amortization	(5,798)	(7,283)	(6,252)	(20,751)	(19,819)
Other FDIC loss-sharing income (expense)	(3)	1,138	(943)	325	(2,549)
Service charges	3,953	3,697	4,148	10,977	11,558
Bank card fees	2,808	2,699	2,615	8,057	7,548
Gain on sale of mortgages, net	628	546	264	1,574	674
Other non-interest income	896	1,723	836	3,785	2,557
Bargain purchase gain	1,048	—	—	1,048	—
Gain on previously charged-off acquired loans	46	39	147	143	675
OREO related write-ups and other income	183	188	799	871	2,777
Total non-interest income	3,761	2,747	1,614	6,029	3,421
Non-interest expense:
Salaries and benefits	20,454	21,156	21,058	61,687	62,260
Occupancy and equipment	6,098	6,069	6,155	18,256	18,838
Professional fees	924	962	854	3,006	2,180
Other non-interest expense	8,735	8,144	7,973	24,990	25,639
Other real estate owned expenses	468	406	594	456	3,629
Problem loan expenses	1,115	723	1,267	2,637	3,034
Intangible asset amortization	1,359	1,336	1,336	4,031	4,008
Loss (gain) from the change in fair value of warrant liability	(476)	508	(1,256)	(358)	(2,734)
Banking center closure related expenses	—	1,089	—	1,089	—
Total non-interest expense	38,677	40,393	37,981	115,794	116,854
Income (loss) before income taxes	56	(649)	4,013	230	9,288
Income tax (benefit) expense	(1,580)	692	676	(1,311)	2,391
Net income (loss)	$1,636	$(1,341)	$3,337	$1,541	$6,897
Income (loss) per share - basic	$0.05	$(0.04)	$0.08	$0.04	$0.16
Income (loss) per share - diluted	$0.05	$(0.04)	$0.08	$0.04	$0.16

NATIONAL BANK HOLDINGS CORPORATION

Consolidated Statements of Condition (Unaudited)

(Dollars in thousands, except share and per share data)

	September 30, 2015	June 30, 2015	September 30, 2014	December 31, 2014
ASSETS
Cash and cash equivalents	$153,156	$242,441	$118,659	$256,979
Securities purchased under agreements to resell	50,000	50,000	—	—
Investment securities available-for-sale	1,244,267	1,316,829	1,553,641	1,479,214
Investment securities held-to-maturity	445,069	472,605	557,464	530,590
Non-marketable securities	27,049	27,050	21,640	27,045
Loans receivable, net	2,523,128	2,328,524	2,171,372	2,162,409
Allowance for loan losses	(23,827)	(20,241)	(16,591)	(17,613)
Loans, net	2,499,301	2,308,283	2,154,781	2,144,796
Loans held for sale	11,246	10,037	5,252	5,146
FDIC indemnification asset, net	18,155	23,215	44,413	39,082
Other real estate owned	19,034	20,367	45,885	29,120
Premises and equipment, net	104,452	102,228	108,100	106,341
Goodwill	59,630	59,630	59,630	59,630
Intangible assets, net	13,799	14,210	18,220	16,883
Other assets	142,891	130,955	125,122	124,820
Total assets	$4,788,049	$4,777,850	$4,812,807	$4,819,646
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Non-interest bearing demand deposits	$820,269	$777,727	$724,186	$732,580
Interest bearing demand deposits	408,341	389,270	369,917	386,121
Savings and money market	1,390,054	1,327,953	1,307,285	1,290,436
Total transaction deposits	2,618,664	2,494,950	2,401,388	2,409,137
Time deposits	1,255,973	1,267,539	1,396,070	1,357,051
Total deposits	3,874,637	3,762,489	3,797,458	3,766,188
Securities sold under agreements to repurchase	169,488	187,314	109,946	133,552
Federal Home Loan Bank advances	40,000	40,000	—	40,000
Other liabilities	82,731	69,781	96,441	85,331
Total liabilities	4,166,856	4,059,584	4,003,845	4,025,071
Shareholders' equity:
Common stock	513	513	512	512
Additional paid in capital	995,440	994,454	992,587	993,212
Retained earnings	36,778	36,709	40,197	40,528
Treasury stock	(420,274)	(317,854)	(226,230)	(245,516)
Accumulated other comprehensive income, net of tax	8,736	4,444	1,896	5,839
Total shareholders' equity	621,193	718,266	808,962	794,575
Total liabilities and shareholders' equity	$4,788,049	$4,777,850	$4,812,807	$4,819,646
SHARE DATA
Average basic shares outstanding	32,681,181	36,164,617	41,837,485	39,439,646
Average diluted shares outstanding	32,762,516	36,164,617	41,841,685	39,444,330
Ending shares outstanding	30,318,684	35,053,339	39,862,824	38,884,953
Common book value per share	$20.49	$20.49	$20.29	$20.43
Tangible common book value per share (1)	$18.31	$18.58	$18.49	$18.63
Tangible common book value per share, excluding accumulated other comprehensive income(1)	$18.02	$18.46	$18.44	$18.48
CAPITAL RATIOS
Average equity to average assets	13.76%	15.24%	17.50%	16.75%
Tangible common equity to tangible assets (1)	11.76%	13.83%	15.54%	15.25%
Leverage ratio	11.50%	13.51%	15.23%	14.98%

(1)	Represents a non-GAAP financial measure. See non-GAAP reconciliation starting on page 16

NATIONAL BANK HOLDINGS CORPORATION

Loan Portfolio Update

(Dollars in thousands)

Accounting Treatment and Loss-Share Coverage Period End Loan Balances:

	September 30, 2015			June 30, 2015			September 30, 2014
	ASC 310-	Non 310-	Total	ASC 310-	Non 310-	Total	ASC 310-	Non 310-	Total
	30 Loans	30 Loans	Loans	30 Loans	30 Loans	Loans	30 Loans	30 Loans	Loans
Commercial	$19,226	$999,400	$1,018,626	$21,417	$895,309	$916,726	$37,665	$717,507	$755,172
Agriculture	17,908	131,119	149,027	18,486	122,468	140,954	20,071	142,801	162,872
Commercial real estate	153,546	480,709	634,255	166,481	416,885	583,366	213,871	380,445	594,316
Residential real estate	26,975	659,475	686,450	31,162	623,167	654,329	43,979	579,420	623,399
Consumer	3,237	31,533	34,770	3,749	29,400	33,149	5,007	30,606	35,613
Total	$220,892	$2,302,236	$2,523,128	$241,295	$2,087,229	$2,328,524	$320,593	$1,850,779	$2,171,372
Covered	$128,289	$26,767	$155,056	$139,250	$27,899	$167,149	$183,486	$35,982	$219,468
Non-covered	92,603	2,275,469	2,368,072	102,045	2,059,330	2,161,375	137,107	1,814,797	1,951,904
Total	$220,892	$2,302,236	$2,523,128	$241,295	$2,087,229	$2,328,524	$320,593	$1,850,779	$2,171,372

Strategic/Non-Strategic Period-End Loan Balances:

	September 30, 2015			June 30, 2015			September 30, 2014
		Non-			Non-			Non-
	Strategic	strategic	Total	Strategic	strategic	Total	Strategic	strategic	Total
Commercial	$997,676	$20,950	$1,018,626	$893,604	$23,122	$916,726	$707,999	$47,173	$755,172
Agriculture	147,311	1,716	149,027	139,226	1,728	140,954	160,851	2,021	162,872
Owner-occupied commercial real estate	186,983	12,507	199,490	164,157	17,709	181,866	144,223	19,988	164,211
Commercial real estate	342,197	92,568	434,765	305,585	95,915	401,500	273,949	156,156	430,105
Residential real estate	672,008	14,442	686,450	637,758	16,571	654,329	599,523	23,876	623,399
Consumer	33,606	1,164	34,770	31,780	1,369	33,149	33,640	1,973	35,613
Total	$2,379,781	$143,347	$2,523,128	$2,172,110	$156,414	$2,328,524	$1,920,185	$251,187	$2,171,372

Originations:

	Third	Second	First	Fourth	Third
	quarter	quarter	quarter	quarter	quarter
	2015	2015	2015	2014	2014
Commercial	$151,434	$147,321	$129,120	$102,732	$110,083
Agriculture	11,295	19,019	3,605	4,952	7,014
Owner-occupied commercial real estate	12,095	17,566	12,778	11,139	10,293
Commercial real estate	36,480	38,113	21,898	27,617	33,817
Residential real estate	36,808	44,699	33,042	31,680	35,404
Consumer	5,616	4,669	3,247	4,111	6,678
Total	$253,728	$271,387	$203,690	$182,231	$203,289

NATIONAL BANK HOLDINGS CORPORATION

Summary of Net Interest Margin

(Dollars in thousands)

	Three months ended			Three months ended			Three months ended
	September 30, 2015			June 30, 2015			September 30, 2014
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Interest earning assets:
ASC 310-30 loans	$230,978	$11,262	19.50%	$243,694	$11,772	19.32%	$341,405	$14,368	16.83%
Non 310-30 loans(1)(2)(3)(4)	2,193,383	22,210	4.02%	1,987,015	20,944	4.23%	1,767,106	19,266	4.33%
Investment securities available-for-sale	1,286,897	5,929	1.84%	1,367,746	6,338	1.85%	1,614,621	7,693	1.91%
Investment securities held-to-maturity	461,530	3,215	2.79%	491,155	3,426	2.79%	575,289	4,056	2.82%
Other securities	27,059	319	4.72%	27,049	317	4.69%	21,649	245	4.53%
Interest earning deposits and securities purchased under agreements to resell	223,432	198	0.35%	360,209	270	0.30%	133,752	95	0.28%
Total interest earning assets(4)	$4,423,279	$43,133	3.87%	$4,476,868	$43,067	3.86%	$4,453,822	$45,723	4.07%
Cash and due from banks	66,288			56,400			57,056
Other assets	351,071			354,758			360,532
Allowance for loan losses	(21,176)			(19,207)			(16,601)
Total assets	$4,819,462			$4,868,819			$4,854,809
Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$1,780,799	$1,167	0.26%	$1,723,429	$1,102	0.26%	$1,689,692	$1,092	0.26%
Time deposits	1,268,476	2,257	0.71%	1,294,908	2,349	0.73%	1,412,916	2,471	0.69%
Securities sold under agreements to repurchase	182,071	37	0.08%	239,059	45	0.08%	104,020	34	0.13%
Federal Home Loan Bank advances	40,000	168	1.67%	40,000	166	1.66%	—	—	0.00%
Total interest bearing liabilities	$3,271,346	$3,629	0.44%	$3,297,396	$3,662	0.45%	$3,206,628	$3,597	0.44%
Demand deposits	810,895			758,288			715,198
Other liabilities	73,984			71,009			83,632
Total liabilities	4,156,225			4,126,693			4,005,458
Shareholders' equity	663,237			742,126			849,351
Total liabilities and shareholders' equity	$4,819,462			$4,868,819			$4,854,809
Net interest income		$39,504			$39,405			$42,126
Interest rate spread			3.43%			3.41%			3.63%
Net interest earning assets	$1,151,933			$1,179,472			$1,247,194
Net interest margin(4)			3.54%			3.53%			3.75%
Ratio of average interest earning assets to average interest bearing liabilities	135.21%			135.77%			138.89%

(1)	Originated loans are net of deferred loan fees, less costs, which are included in interest income over the life of the loan.
(2)

Includes originated loans with average balances of $2.0 billion, $1.8 billion and $1.5 billion, and interest income of $18.3 million, $16.8 million and $15.4 million, with yields of 3.69%, 3.76% and 4.07% for the three months ended September 30, 2015, June  30, 2015 and September 30, 2014, respectively.

(3)

Non 310-30 loans include loans held-for-sale.  Average balances during the three months ended September 30, 2015, June  30, 2015 and September 30, 2014 were $9.2 million, $6.7 million and $3.8 million, and interest income was $192 thousand, $154 thousand and $81 thousand for the same periods, respectively.

(4)

Presented on a fully taxable equivalent basis using the statutory tax rate of 35%.  The tax equivalent adjustments included above are $822 thousand, $550 thousand and $231 thousand for the three months ended September 30, 2015, June  30, 2015 and September 30, 2014, respectively.

NATIONAL BANK HOLDINGS CORPORATION

Summary of Net Interest Margin

(Dollars in thousands)

	For the nine months ended September 30, 2015			For the nine months ended September 30, 2014
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
Interest earning assets:
ASC 310-30 loans	$246,951	$35,728	19.29%	$384,215	$46,646	16.19%
Non 310-30 loans(1)(2)(3)(4)	2,033,733	62,836	4.13%	1,627,720	53,668	4.41%
Investment securities available-for-sale	1,367,503	19,164	1.87%	1,698,404	24,614	1.93%
Investment securities held-to-maturity	490,402	10,316	2.80%	603,459	12,909	2.85%
Other securities	27,070	963	4.74%	25,470	904	4.73%
Interest earning deposits and securities purchased under agreements to resell	304,037	675	0.30%	125,095	251	0.27%
Total interest earning assets(4)	$4,469,696	$129,682	3.88%	$4,464,363	$138,992	4.16%
Cash and due from banks	60,182			58,009
Other assets	357,222			374,372
Allowance for loan losses	(19,656)			(14,854)
Total assets	$4,867,444			$4,881,890
Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$1,740,976	$3,340	0.26%	$1,709,382	$3,248	0.25%
Time deposits	1,300,832	6,934	0.71%	1,437,209	7,377	0.69%
Securities sold under agreements to repurchase	216,071	127	0.08%	94,027	92	0.13%
Federal Home Loan Bank advances	40,000	498	1.66%	—	—	0.00%
Total interest bearing liabilities	$3,297,879	$10,899	0.44%	$3,240,618	$10,717	0.44%
Demand deposits	767,755			691,529
Other liabilities	73,631			71,510
Total liabilities	4,139,265			4,003,657
Shareholders' equity	728,179			878,233
Total liabilities and shareholders' equity	$4,867,444			$4,881,890
Net interest income		$118,783			$128,275
Interest rate spread			3.44%			3.72%
Net interest earning assets	$1,171,817			$1,223,745
Net interest margin(4)			3.55%			3.84%
Ratio of average interest earning assets to average interest bearing liabilities	135.53%			137.76%

(1)	Originated loans are net of deferred loan fees, less costs, which are included in interest income over the life of the loan.
(2)

Includes originated loans with average balances of $1.8 billion and $1.3 billion, and interest income of $51.3 million and $41.0 million, with yields of 3.77% and 4.08% for the nine months ended September 30, 2015 and 2014, respectively.

(3)

Non 310-30 loans include loans held-for-sale. Average balances during the nine months ended September 30, 2015 and 2014 were $6.3 million and $2.9 million, and interest income was $423 thousand and $184 thousand for the same periods, respectively.

(4)

Presented on a fully taxable equivalent basis using the statutory tax rate of 35%.  The tax equivalent adjustments included above are $1,767 thousand and $610 thousand for the nine months ended September 30, 2015 and 2014, respectively.

NATIONAL BANK HOLDINGS CORPORATION

(Dollars in thousands)

Allowance For Loan Losses Analysis (1):

	As of and for the three months ended:
	September 30, 2015			June 30, 2015			September 30, 2014
	ASC			ASC			ASC
	310-30	Non 310-30	Total	310-30	Non 310-30	Total	310-30	Non 310-30	Total
Beginning allowance for loan losses	$765	$19,476	$20,241	$771	$18,102	$18,873	$1,098	$14,474	$15,572
Net charge-offs	—	(124)	(124)	(14)	(476)	(490)	—	(496)	(496)
Provision (recoupment)/expense	110	3,600	3,710	8	1,850	1,858	(191)	1,706	1,515
Ending allowance for loan losses	$875	$22,952	$23,827	$765	$19,476	$20,241	$907	$15,684	$16,591
Ratio of annualized net charge-offs to average total loans during the period, respectively	0.00%	0.02%	0.02%	0.02%	0.10%	0.09%	0.00%	0.11%	0.09%
Ratio of allowance for loan losses to total loans outstanding at period end, respectively	0.40%	1.00%	0.94%	0.32%	0.93%	0.87%	0.28%	0.85%	0.76%
Ratio of allowance for loan losses to total non-performing loans at period end, respectively	0.00%	80.13%	83.18%	0.00%	129.18%	134.25%	0.00%	82.83%	87.62%
Total loans	$220,892	$2,302,236	$2,523,128	$241,295	$2,087,229	$2,328,524	$320,593	$1,850,779	$2,171,372
Average total loans during the period	$230,978	$2,184,169	$2,415,147	$243,694	$1,980,296	$2,223,990	$341,405	$1,763,279	$2,104,684
Total non-performing loans	$—	$28,645	$28,645	$—	$15,077	$15,077	$—	$18,936	$18,936

Past Due Loans (1):

	September 30, 2015			June 30, 2015			September 30, 2014
	ASC	Non		ASC	Non		ASC	Non
	310-30	310-30		310-30	310-30		310-30	310-30
	Loans	Loans	Total	Loans	Loans	Total	Loans	Loans	Total
Loans 30-89 days past due and still accruing interest	$2,035	$1,561	$3,596	$2,206	$2,795	$5,001	$30,761	$5,452	$36,213
Loans 90 days past due and still accruing interest	18,942	266	19,208	24,854	21	24,875	42,930	225	43,155
Non-accrual loans	—	7,288	7,288	—	9,691	9,691	—	15,272	15,272
Restructured loans on non-accrual	—	21,357	21,357	—	5,386	5,386	—	3,664	3,664
Total past due and non-accrual loans	$20,977	$30,472	$51,449	$27,060	$17,893	$44,953	$73,691	$24,613	$98,304
Total 90 days past due and still accruing interest and non-accrual loans to total loans, respectively	8.58%	1.26%	1.90%	10.30%	0.72%	1.72%	13.39%	1.04%	2.86%
Total non-accrual loans to total loans, respectively	0.00%	1.24%	1.14%	0.00%	0.72%	0.65%	0.00%	1.02%	0.87%
% of total past due and non-accrual loans that carry fair value marks	100.00%	14.21%	49.19%	100.00%	17.72%	67.25%	100.00%	27.68%	81.89%
% of total past due and non-accrual loans that are covered by FDIC loss sharing agreements, respectively	93.46%	3.57%	40.22%	89.72%	6.37%	56.54%	84.23%	6.55%	64.78%

NATIONAL BANK HOLDINGS CORPORATION

(Dollars in thousands)

Asset Quality Data (Covered/Non-covered)(1):

	September 30, 2015			June 30, 2015			September 30, 2014
	Non-			Non-			Non-
	covered	Covered	Total	covered	Covered	Total	covered	Covered	Total
Non-accrual loans	$7,231	$57	$7,288	$9,582	$109	$9,691	$15,124	$147	$15,271
Restructured loans on non-accrual	20,325	1,032	21,357	4,355	1,031	5,386	2,272	1,393	3,665
Total non-performing loans	27,556	1,089	28,645	13,937	1,140	15,077	17,396	1,540	18,936
OREO	7,607	11,427	19,034	6,971	13,395	20,366	15,753	30,132	45,885
Other repossessed assets	894	—	894	894	—	894	869	20	889
Total non-performing assets	$36,057	$12,516	$48,573	$21,802	$14,535	$36,337	$34,018	$31,692	$65,710
Loans 90 days or more past due and still accruing interest	$266	$—	$266	$21	$—	$21	$225	$—	$225
Accruing restructured loans(2)	$9,324	$1,704	$11,028	$13,469	$1,743	$15,212	$15,758	$9,277	$25,035
Allowance for loan losses			$23,827			$20,241			$16,591
Total non-performing loans to total non-covered, total covered, and total loans, respectively	1.16%	0.70%	1.14%	0.64%	0.68%	0.65%	0.89%	0.70%	0.87%
Loans 90 days or more past due and still accruing interest to total non-covered loans, total covered loans, and total loans, respectively	0.01%	0.00%	0.01%	0.00%	0.00%	0.00%	0.01%	0.00%	0.01%
Total non-performing assets to total assets			1.01%			0.76%			1.37%
Allowance for loan losses to non-performing loans			83.18%			134.25%			87.62%

(1)

Loans accounted for under ASC 310-30 may be considered performing, regardless of past due status, if the timing and expected cash flows on these loans can be reasonably estimated and if collection of the new carrying value is expected.

(2)	Includes restructured loans less than 90 days past due and still accruing interest.

Changes in Accretable Yield:

	For the three months ended			Life-to-date
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015
Accretable yield at beginning of period	$103,430	$110,818	$116,095	$—
Additions through acquisitions	—	—	—	214,994
Reclassification from non-accretable difference to accretable yield	3,202	4,637	11,736	252,961
Reclassification to non-accretable difference from accretable yield	(2,355)	(253)	(355)	(27,341)
Accretion	(11,262)	(11,772)	(14,368)	(347,599)
Accretable yield at end of period	$93,015	$103,430	$113,108	$93,015

NATIONAL BANK HOLDINGS CORPORATION

Key Ratios

	As of and for the			As of and for the
	three months ended			nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2015	2015	2014	2015	2014
Key Ratios(1)
Return on average assets	0.13%	(0.11)%	0.27%	0.04%	0.19%
Return on average tangible assets(2)	0.21%	(0.04)%	0.34%	0.11%	0.26%
Adjusted return on average tangible assets(2)	0.52%	0.56%	0.66%	0.56%	0.64%
Return on average equity	0.98%	(0.72)%	1.56%	0.28%	1.05%
Return on average tangible common equity(2)	1.64%	(0.31)%	2.12%	0.81%	1.55%
Interest earning assets to interest bearing liabilities (end of period)(3)	134.58%	136.82%	137.71%	134.58%	137.71%
Loans to deposits ratio (end of period)	65.41%	62.15%	57.32%	64.41%	57.32%
Non-interest bearing deposits to total deposits (end of period)	21.17%	20.67%	19.07%	21.17%	19.07%
Net interest margin(4)	3.47%	3.48%	3.73%	3.50%	3.82%
Net interest margin (fully taxable equivalent)(2)(4)	3.54%	3.53%	3.75%	3.55%	3.84%
Interest rate spread(5)	3.43%	3.41%	3.63%	3.44%	3.72%
Yield on earning assets(3)	3.79%	3.81%	4.05%	3.83%	4.14%
Yield on earning assets (fully taxable equivalent)(2)(3)	3.87%	3.86%	4.07%	3.88%	4.16%
Cost of interest bearing liabilities(3)	0.44%	0.45%	0.44%	0.44%	0.44%
Cost of deposits	0.35%	0.37%	0.37%	0.36%	0.37%
Non-interest expense to average assets	3.18%	3.33%	3.10%	3.18%	3.20%
Efficiency ratio (fully taxable equivalent) (2)(6)	86.25%	92.66%	83.78%	89.55%	85.69%
Adjusted efficiency ratio (fully taxable equivalent)(2)(6)	73.25%	75.14%	72.10%	74.14%	72.32%
Asset Quality Data (7)(8)(9)
Non-performing loans to total loans	1.14%	0.65%	0.87%	1.14%	0.87%
Covered non-performing loans to total non-performing loans	3.80%	7.56%	8.13%	3.80%	8.13%
Non-performing assets to total assets	1.01%	0.76%	1.37%	1.01%	1.37%
Covered non-performing assets to total non-performing assets	25.77%	40.00%	48.23%	25.77%	48.23%
Allowance for loan losses to total loans	0.94%	0.87%	0.76%	0.94%	0.76%
Allowance for loan losses to total non-covered loans	1.01%	0.94%	0.85%	1.01%	0.85%
Allowance for loan losses to non-performing loans	83.18%	134.25%	87.62%	83.18%	87.62%
Net charge-offs to average loans	0.02%	0.09%	0.09%	0.05%	0.06%

(1)	Ratios are annualized.
(2)	Ratio represents non-GAAP financial measure. See non-GAAP reconciliations starting on page 16.
(3)

Interest earning assets include assets that earn interest/accretion or dividends, except for the FDIC indemnification asset that may earn accretion but is not part of interest earning assets.  Any market value adjustments on investment securities are excluded from interest-earning assets. Interest bearing liabilities include liabilities that must be paid interest.

(4)	Net interest margin represents net interest income, including accretion income on interest earning assets, as a percentage of average interest earning assets.
(5)	Interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(6)	The efficiency ratio represents non-interest expense, less intangible asset amortization, as a percentage of net interest income plus non-interest income on a fully taxable equivalent basis.
(7)

Non-performing loans consist of non-accruing loans and restructured loans on non-accrual, but exclude any loans accounted for under ASC 310-30 in which the pool is still performing. These ratios may, therefore, not be comparable to similar ratios of our peers.

(8)	Non-performing assets include non-performing loans, other real estate owned and other repossessed assets.
(9)	Total loans are net of unearned discounts and fees.

NATIONAL BANK HOLDINGS CORPORATION

Non-GAAP Financial Measures and Reconciliations

(Dollars in thousands, except share and per share data)

Statements of Financial Condition

	September 30, 2015	June 30, 2015	September 30, 2014	December 31, 2014
Total shareholders' equity	$621,193	$718,266	$808,962	$794,575
Less: goodwill and intangible assets, net	(73,429)	(73,840)	(77,850)	(76,513)
Add: deferred tax liability related to goodwill	7,385	6,997	5,834	6,222
Tangible common equity (non-GAAP)	$555,149	$651,423	$736,946	$724,284

Total assets	$4,788,049	$4,777,850	$4,812,807	$4,819,646
Less: goodwill and intangible assets, net	(73,429)	(73,840)	(77,850)	(76,513)
Add: deferred tax liability related to goodwill	7,385	6,997	5,834	6,222
Tangible assets (non-GAAP)	$4,722,005	$4,711,007	$4,740,791	$4,749,355

Tangible common equity to tangible assets calculations:
Total shareholders' equity to total assets	12.97%	15.03%	16.81%	16.49%
Less: impact of goodwill and intangible assets, net	(1.21)%	(1.20)%	(1.27)%	(1.24)%
Tangible common equity to tangible assets (non-GAAP)	11.76%	13.83%	15.54%	15.25%

Common book value per share calculations:
Total shareholders' equity	$621,193	$718,266	$808,962	$794,575
Divided by: ending shares outstanding	30,318,684	35,053,339	39,862,824	38,884,953
Common book value per share	$20.49	$20.49	$20.29	$20.43

Tangible common book value per share calculations:
Tangible common equity (non-GAAP)	$555,149	$651,423	$736,946	$724,284
Divided by: ending shares outstanding	30,318,684	35,053,339	39,862,824	38,884,953
Tangible common book value per share (non-GAAP)	$18.31	$18.58	$18.49	$18.63

Tangible common book value per share, excluding accumulated other comprehensive income calculations:
Tangible common equity (non-GAAP)	$555,149	$651,423	$736,946	$724,284
Less: accumulated other comprehensive income, net of tax	(8,736)	(4,444)	(1,896)	(5,839)
Tangible common book value, excluding accumulated other comprehensive income, net of tax (non-GAAP)	546,413	646,979	735,050	718,445
Divided by: ending shares outstanding	30,318,684	35,053,339	39,862,824	38,884,953
Tangible common book value per share, excluding accumulated other comprehensive income, net of tax (non-GAAP)	$18.02	$18.46	$18.44	$18.48

Return on Average Tangible Assets and Return on Average Tangible Equity

	As of and for the			As of and for the
	three months ended			nine months ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Net income (loss)	$1,636	$(1,341)	$3,337	$1,541	$6,897
Add: impact of core deposit intangible amortization expense, after tax	829	815	815	2,459	2,445
Net income (loss) adjusted for impact of core deposit intangible amortization expense, after tax	$2,465	$(526)	$4,152	$4,000	$9,342

Average assets	$4,819,462	$4,868,820	$4,854,809	$4,867,444	$4,881,890
Less: average goodwill and intangible assets, net of deferred tax asset related to goodwill	66,575	67,651	72,781	67,473	74,134
Average tangible assets (non-GAAP)	$4,752,887	$4,801,169	$4,782,028	$4,799,971	$4,807,756

Average shareholders' equity	$663,237	$742,126	$849,351	$728,179	$878,233
Less: average goodwill and intangible assets, net of deferred tax asset related to goodwill	66,575	67,651	72,781	67,473	74,134
Average tangible common equity (non-GAAP)	$596,662	$674,475	$776,570	$660,706	$804,099

Return on average assets	0.13%	(0.11)%	0.27%	0.04%	0.19%
Return on average tangible assets (non-GAAP)	0.21%	(0.04)%	0.34%	0.11%	0.26%
Return on average equity	0.98%	(0.72)%	1.56%	0.28%	1.05%
Return on average tangible common equity (non-GAAP)	1.64%	(0.31)%	2.12%	0.81%	1.55%

Fully Taxable Equivalent Yield on Earning Assets and Net Interest Margin

	As of and for the			As of and for the
	three months ended			nine months ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Interest income	$42,311	$42,517	$45,492	$127,915	$138,382
Add: impact of taxable equivalent adjustment	822	550	231	1,767	610
Interest income, fully taxable equivalent (non-GAAP)	$43,133	$43,067	$45,723	$129,682	$138,992

Net interest income	$38,682	$38,855	$41,895	$117,016	$127,665
Add: impact of taxable equivalent adjustment	822	550	231	1,767	610
Net interest income, fully taxable equivalent (non-GAAP)	$39,504	$39,405	$42,126	$118,783	$128,275

Average earning assets	$4,423,279	$4,476,868	$4,453,822	$4,469,696	$4,464,363
Yield on earning assets	3.79%	3.81%	4.05%	3.83%	4.14%
Yield on earning assets, fully taxable equivalent (non-GAAP)	3.87%	3.86%	4.07%	3.88%	4.16%
Net interest margin	3.47%	3.48%	3.73%	3.50%	3.82%
Net interest margin, fully taxable equivalent (non-GAAP)	3.54%	3.53%	3.75%	3.55%	3.84%

Adjusted Efficiency Ratio

	As of and for the			As of and for the
	three months ended			nine months ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Net interest income	$38,682	$38,855	$41,895	$117,016	$127,665
Add: impact of taxable equivalent adjustment	822	550	231	1,767	610
Net interest income, fully taxable equivalent (non-GAAP)	$39,504	$39,405	$42,126	$118,783	$128,275

Non-interest income	$3,761	$2,747	$1,614	$6,029	$3,421
FDIC indemnification asset amortization	5,798	7,283	6,252	20,751	19,819
FDIC loss sharing (income) expense	3	(1,138)	943	(325)	2,549
Gain on sale of previously charged-off acquired loans	(46)	(39)	(147)	(143)	(675)
Impact of OREO related write-ups and other income	(183)	(188)	(799)	(871)	(2,777)
Bargain purchase gain	(1,048)	—	—	(1,048)	—
Adjusted non-interest income (non-GAAP)	$8,285	$8,665	$7,863	$24,393	$22,337

Non-interest expense adjusted for core deposit intangible asset amortization	$37,318	$39,057	$36,645	$111,763	$112,846
Impact of change in fair value of warrant liabilities	476	(508)	1,256	358	2,734
Other real estate owned expenses	(468)	(406)	(594)	(456)	(3,629)
Problem loan expenses	(1,115)	(723)	(1,267)	(2,637)	(3,034)
Banking center closure related expenses	—	(1,089)	—	(1,089)	—
Conversion related expenses	(659)	(212)	—	(1,235)	—
Acquisition related expenses	(547)	—	—	(547)	—
Adjusted non-interest expense (non-GAAP)	$35,005	$36,119	$36,040	$106,157	$108,917

Efficiency ratio	87.93%	93.88%	84.22%	90.83%	86.09%
Efficiency ratio (fully taxable equivalent) (non-GAAP)	86.25%	92.66%	83.78%	89.55%	85.69%
Adjusted efficiency ratio (fully taxable equivalent) (non-GAAP)	73.25%	75.14%	72.10%	74.14%	72.32%

Adjusted Financial Results

	For the three months ended			For the nine months ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Adjustments to diluted earnings per share:
Income per share - diluted	$0.05	$(0.04)	$0.08	$0.04	$0.16
Adjustments to diluted earnings per share (non-GAAP)(1)	0.12	0.20	0.09	0.46	0.32
Adjusted diluted earnings per share (non-GAAP)(1)	$0.17	$0.16	$0.17	$0.50	$0.47
Adjustments to return on average tangible assets:
Annualized adjustments to net income (non-GAAP)(1)	$15,084	$28,939	$15,064	$21,559	$18,354
Divided by: average tangible assets (non-GAAP)	4,752,887	4,801,169	4,782,029	4,799,970	4,807,756
Adjustments to return on average tangible assets (non-GAAP)	0.31%	0.60%	0.32%	0.45%	0.38%
Return on average tangible assets (non-GAAP)	0.21%	(0.04)%	0.34%	0.11%	0.26%
Adjusted return on average tangible assets (non-GAAP)	0.52%	0.56%	0.66%	0.56%	0.64%
Adjustments to net income:
Net income (loss)	$1,636	$(1,341)	$3,337	$1,541	$6,897
Adjustments to net income (non-GAAP)(1)	3,802	7,215	3,797	16,125	13,728
Adjusted net income (non-GAAP)	$5,438	$5,874	$7,134	$17,666	$20,625

(1) Refer to table below for adjustments

Adjustments
Non-interest income adjustments:
FDIC indemnification asset amortization	$5,798	$7,283	$6,252	$20,751	$19,819
Other FDIC loss sharing expense (income)	3	(1,138)	943	(325)	2,549
Gain on recoveries of previously charged-off acquired loans	(46)	(39)	(147)	(143)	(675)
OREO related write-ups and other income	(183)	(188)	(799)	(871)	(2,777)
Bargain purchase gain	(1,048)	—	—	(1,048)	—
Total non-interest income adjustments (non-GAAP)	$4,524	$5,918	$6,249	$18,364	$18,916
Non-interest expense adjustments:
Other real estate owned expenses	$(468)	$(406)	$(594)	$(456)	$(3,629)
Problem loan expenses	(1,115)	(723)	(1,267)	(2,637)	(3,034)
Warrant change	476	(508)	1,256	358	2,734
Banking center closure related expenses	—	(1,089)	—	(1,089)	—
Conversion related expenses	(659)	(212)	—	(1,235)	—
Acquisition related expenses	(547)	—	—	(547)	—
Total non-interest expense adjustments (non-GAAP)	$(2,313)	$(2,938)	$(605)	$(5,606)	$(3,929)
Pre-tax adjustments	6,837	8,856	6,854	23,970	22,845
Collective tax expense impact	(3,035)	(1,641)	(3,057)	(7,845)	(9,117)
Adjustments to net income (non-GAAP)	$3,802	$7,215	$3,797	$16,125	$13,728